Exhibit 99.1

Contact: Jim Mathias

E: ir@exelatech.com

W: investors.exelatech.com

T: +1 972-821-5808

Exela Technologies, Inc. Announces Appointment of Martin Akins to Board of Directors

Irving, TX— July 29, 2019 — Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA), a location-agnostic global business process automation (“BPA”) leader across numerous industries, announced that effective today, Martin “Marty” P. Akins, formerly SVP, General Counsel of Express Scripts Holding Company, has been appointed to Exela’s board of directors.

“Marty’s significant public company experience, serving as general counsel, provides him with great perspective on a number of items including governance, the regulatory environment, and mergers and acquisitions. We conducted a thorough search for someone who would further strengthen the talent, wisdom and varied background of our board, and Marty is a great addition,” said Par Chadha, Chairman of the Board of Exela.

“I am honored to join the board of Exela and I look forward to offering my perspective and experience learned through my time at Express Scripts Holding Company in helping guide Exela’s continued growth. With 18 years of boardroom exposure, I look forward to adding my experience in mergers and acquisitions, regulation, succession planning, governance and more to the current Exela board,” said Akins.

Mr. Akins most recently worked at publicly traded Express Scripts Holding Company, a Fortune 25 company and the largest independent pharmacy benefit management company in the United States. In December of 2018, the Company merged with Cigna. As Senior Vice President and General Counsel, at Express Scripts Holding Company he served as the chief legal advisor and was also a member of Express Scripts’ senior executive team where he advised the CEO and outlined strategy to the Board of Directors. He was at Express Scripts Holding Company from 2001 through 2019, serving in various legal capacities including VP, Deputy General Counsel and Associate General Counsel. Prior to his time at Express Scripts, Mr. Akins was with the Polsinelli law firm. Akins began his legal career with the firm Thompson Coburn LLP. He received his Juris Doctorate from the University of Illinois College of Law.

Mr. Akins has been appointed to serve as a member of Exela’s Audit Committee and Nominating and Corporate Governance Committee. With his appointment the board now has 8 directors. Mr. Akins will serve as a Class C director and will stand for election at the 2020 annual meeting of stockholders of the Company.

About Exela

Exela is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of expertise operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. With foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry department solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and public sectors. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 22,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Find out more at www.exelatech.com

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